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                                                                        AKT LOGO

                   Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use in this Registration Statement of our report dated March 7, 2000 regarding the years ended December 31, 1999 and 1998, and our report dated August 22, 2000 regarding the three months and six months ended June 30, 2000 and 1999, and to all references to Aldrich Kilbride & Tatone LLP included in this Registration Statement.


/s/ Aldrich Kilbride & Tatone LLP


Salem, Oregon
October 11, 2000


A MEMBER OF
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INTERNATIONAL
WORLD'S LARGEST NETWORK OF
INDEPENDENT CPA AND CONSULTING FIRMS


SALEM
1011 COMMERCIAL ST. NE, SUITE 120
SALEM, OREGON 97301-1085
(503) 585-7774 [ ] FAX (503) 364-8405

PORTLAND
5335 SW MOUDOWS RD., SUITE 401
LAKE OSWEGO, OREGON 97835-3115
(503) 620-4489 [ ] FAX (503) 624-0817

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